Exhibit 10.1

COMPENSATION TERMS FOR CHIEF FINANCIAL OFFICER AND

EXECUTIVE VICE PRESIDENT, CORPORATE RESOURCES

On February 17, 2006, upon the recommendation of Sun’s Leadership Development and Compensation Committee, Sun’s Board appointed Michael E. Lehman to the position of Chief Financial Officer and Executive Vice President, Corporate Resources, to be effective upon Mr. Lehman’s acceptance of Sun’s employment offer. Mr. Lehman accepted Sun’s employment offer effective February 22, 2006. Mr. Lehman will receive an annual base salary of $700,000 and his annual bonus target under Sun’s 162(m) Executive Officer Performance-Based Bonus Plan will be 100% of his annual base salary. Mr. Lehman also received an option to purchase 500,000 shares of Sun Common Stock at an exercise price equal to the per-share fair market value on the date of grant and 350,000 restricted stock units, each of which vests at a rate of 50% on the eighteen-month anniversary of the date of grant and 50% on the three-year anniversary of the date of grant. Mr. Lehman will also be eligible to participate in Sun’s employee benefit programs, including Sun’s Amended and Restated U.S. Vice President Severance Plan (the “Severance Plan”). Under the Severance Plan, Mr. Lehman will receive credit for his past years of service as an employee of Sun; provided, however, that Mr. Lehman will not be eligible for the retirement provisions of the Severance Plan until February 22, 2008. Mr. Lehman will also enter into Sun’s standard forms of Change of Control Agreement and Indemnification Agreement.